Bioheart Announces Dr. William P. Murphy, Jr. Appointed as Chairman of the Board

November 3, 2010 – Sunrise, FL - Bioheart, Inc., (BHRT.OB) the company that helps monitor, diagnose and treat heart failure and other cardiovascular diseases announced today that Dr. William P. Murphy, Jr. has been appointed Chairman of the Board of Directors. Dr. Murphy replaced Dr. Karl Groth whom resigned as a Director and as Chairman of the Board.

Dr. Murphy has served as a member of our Board of Directors since June 2003 and has been a chief supporter of Bioheart technology. Dr. Murphy is the founder of Cordis Corporation (now Cordis Johnson & Johnson) which he led as President, Chairman and Chief Executive Officer at various times during his 28 years at Cordis until his retirement in October 1985. Cordis Johnson & Johnson is a leading firm in cardiovascular instrumentation. Dr. Murphy founded Small Parts, Inc., a supplier of high quality mechanical components for design engineers, in 1964 and served as its Chairman until his retirement in April 2005. Small Parts, Inc. was acquired by Amazon.com, Inc. in March 2005. Dr. Murphy’s interest in medicine and machinery began at a very early age. His parents were both recognized figures in the Boston medical community. His mother was the first licensed female dentist in Massachusetts. His father, a consulting hematologist to several hospitals, won the Nobel Prize in medicine in 1934.

Dr. Murphy stated “I am honored to have been elected by the Bioheart board to serve as its chairman. As such, I am pleased to lend my experience and guidance to the very accomplished Bioheart staff. We have already gathered evidence of the importance of using live muscle cells implanted in myocardial scar tissue as a way of helping the heart, to do its job as a pump. The company is immediately ready to initiate a broadened and controlled clinical validation of its therapeutic system.”

“Leapfrogging into creative new technologies is only valuable when a company has the wisdom and ability to provide the system to the many who need it and in timely fashion via an already experienced staff. I have experience doing that in the past and am pleased to be able to work with Bioheart’s staff in this new cell therapy opportunity.”

Combining his passion for mechanical engineering with his expertise in medicine, Dr. Murphy, was the 2003 winner of the Lemelson-MIT Lifetime Achievement Award, the MIT Corporate Leadership Award, inducted into the Inventor’s Hall of Fame in May 2008, the Distinguished Service Award from North American Society of Pacing and Electrophysiology, and the Jay Malina Award from the Beacon Council of Miami, Florida. He has improved the lives of millions through his creations, which range from disposable medical procedural trays, vascular catheters, physiological pacemakers and artificial kidneys, most of which are the standard for the medical industry today. Dr. Murphy is the author of numerous papers and owns 17 patents. Dr. Murphy received his M.D. from the University of Illinois and pre-medicine from Harvard College. Dr. Murphy also studied physiologic instrumentation at Massachusetts Institute of Technology (MIT). Dr. Murphy’s experience in the healthcare industry and medical background together with his experience serving on the Company’s Board of Directors makes him well-qualified to serve as Chairman of the Board of Directors.

Mike Tomas, the Company’s President & Chief Executive Officer stated “I have great respect and admiration for Dr. Murphy and his life long quest to bring new technologies forward to help patients live a better life”. Dr. Murphy has been an inspiration to many who are now leaders in the Biomedical field, whether they are inventors, engineers or clinicians.”

About Bioheart, Inc.

Bioheart is committed to maintaining a leading position within the cardiovascular sector of the cell technology industry, delivering cell therapies, intelligent devices and biologics that help address congestive heart failure, lower limb ischemia, chronic heart ischemia, acute myocardial infarctions and other issues.  We work to prevent the worsening of any condition with devices that monitor and diagnose. Our goals are to enable damaged tissue to be regenerated, if possible, and to improve a patient's quality of life and reduce health care costs and hospitalizations.

Specific to biotechnology, we are focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage and peripheral vascular disease. MyoCell is a clinical muscle-derived cell therapy designed to populate regions of scar tissue within a patient's heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients.

 For more information on Bioheart, visit www.bioheartinc.com.

 Forward-Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to obtain additional financing; (ii) our ability to control and reduce our expenses; (iii) our ability to establish a distribution network for and commence distribution of certain products for which we have acquired distribution rights; (iv) our ability to timely and successfully complete our clinical trials; (v) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (vi) the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; (vii) our dependence on the success of our lead product candidate; (viii) our inability to predict the extent of our future losses or if or when we will become profitable; (ix) our ability to protect our intellectual property rights; and (x) intense competition. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including the section entitled "Risk Factors" in its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Contact:

Catherine Sulawske Guck, Chief Operating Officer

954 835 1500